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SCHEDULE 14A

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On October 17, 2025, Tesla, Inc. (“Tesla”) updated its website, www.VoteTesla.com, to include a video titled “A Conversation With Tesla’s Special Committee.” A copy of the updated material, including a transcript of the video, is attached hereto as Exhibit 1. Also on October 17, 2025, Elon Musk posted on X, a copy of which is attached hereto as Exhibit 2. In addition, on October 17, 2025, Tesla posted on X, copies of which are attached hereto as Exhibit 3.

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.

Exhibit 1

[Footnote: Subject to the details contained in our SEC filings]

[Text on screen: 2025 Annual Meeting]

Kathleen Wilson-Thompson: We’re here today to ask for your support on critical proposals at the November 6th Annual Meeting, including our Proposal to approve the 2025 CEO Performance Award, which would retain and incentivize Elon to lead Tesla to astonishing new heights.

[Text on screen:

Kathleen Wilson-Thompson

Tesla Board Independent Director

Member of the Special Committee]

[Text on screen: What are the components of the 2025 CEO Performance Award?]

Robyn Denholm: Tesla is a very ambitious company with a very ambitious CEO who actually is motivated by audacious goals. And so, from our perspective it is bringing to life the Master Plan IV that we put out earlier in September that actually outlines the decade of growth that we see ahead of us as a Company.

And what this pay-for-performance CEO Award does is actually outline some of the ambition in terms of operational milestones that we see the Company delivering over this next period of time, and then Elon as our leader actually is motivated to actually deliver.

[Text on screen:

Robyn Denholm

Chair of Tesla’s Board of Directors

Independent Director and Member of the Board’s Special Committee]

[Text on screen: Why is this plan a win-win for both shareholders and Elon?]

Robyn Denholm: The way we’ve structured this plan is very deliberate. Again, taking in that advice from outside experts in terms of compensation, but also from a governance perspective and a legal perspective. The pay-for-performance construct that we have has actually bifurcated the voting rights which are awarded as the milestones are hit and the economic benefits which are sometime down the path – 7.5 and 10 years down the path – of the actual award.

And so, for us, and for shareholders, you get the best of both worlds. You get that retention for Elon over a longer period of time, and you get wildly ambitious plans that are met over time that enables him to actually secure some voting influence at the time he earns them.

[Text on screen: What was the process you went through to develop the plan?]

Kathleen Wilson-Thompson: We did embark upon a seven-month process combined with using legal advisors, compensation advisors, because we agreed that we would have principles at the outset. We agreed that it would be a pay-for-performance plan, not a pay-for-promise. We also agreed that we would always have the shareholders’ interests at heart, and that any plan that we designed would have an alignment – a direct alignment – between Elon and the ultimate shareholders.

[Text on screen: Why is it so important to retain Elon throughout this next phase of growth?]

Kathleen Wilson-Thompson: We speak of Elon as a transformational leader, but we should also consider that we believe he’s the right leader at the right time for many other reasons, including the fact that he’s a talent magnet.

We know that this new era of technology is going to require the best and brightest minds for AI and engineers, and across our functions as well, and we rely upon Elon. Many people come to Tesla specifically to work with Elon. So we recognize that retaining and incentivizing him will in the long run help us retain and recruit better talent and retain that talent to deliver ultimate performance.

[Text on screen: Why now?]

Kathleen Wilson-Thompson: All of this led us to determine that it is imperative for Tesla to take action now to retain and incentivize Elon to pursue the milestones that will usher in the transformational shareholder growth contemplated by the 2025 Performance Award.

Robyn Denholm: We are speaking with you today because we need your help. The future of Tesla is in your hands. Please make your voice and your vote heard.

[Text on screen: We urge you to vote in line with the Board’s recommendations on ALL proposals]

[Text on screen: votetesla.com]

[Footnote: Subject to the details contained in our SEC filings]

Exhibit 2

A transcript of the video is below:

Sam Korus: Welcome to the Brainstorm Episode 105. We’ve got a new segment for everyone, “Talking Tesla,” and we’ve got Cathie joining us for the inaugural segment. And then we’re going to dive into OpenAI developer day. This came up — there was a Reuters article last week talking about Elon’s upcoming pay package, right? We have the annual meeting coming up early November. And so, Cathie and Brett, it would be great to get your opinion on this. And you know, I don’t know if in history there’s ever been a less paid person for more value created, but not to anchor everyone on that. Cathie, what’s your reaction?

Cathie Wood: Well, in terms of the Reuters article, yes. I think it’s ridiculous. First of all, what I’ll say is when we saw this pay package, we had a similar reaction to the very first time that Elon proposed a pay package and we said, “Hey, you know, that looks like our model or a variation of it. “And of course we had not talked to him about it, but we were saying wow if he can do this— because we were pushing our model saying if they nail this, this is what would happen. But our expectations were high and everybody thought we were crazy out there when we put our expectations out there. In the last package, he accomplished those expectations two years earlier than we expected him to. So that comp package certainly motivated him and we think it’s much more than money that motivates him. It’s the scaling of new technologies that are going to transform the way we live, work, breathe, in terms of the environment as well. The same with this one. These are extremely ambitious targets. Now, we know from studying learning curves that the targets are possible if everything goes right. They’re possible. But just to give you a sense, if you take sort of the midpoint of the schedule for EBITDA goals— $210 billion right now from $11 billion—that would be over the next seven and a half years a 49% compound annual rate of increase in EBITDA. I don’t think there are very many companies that have accomplished that. In fact, we’ve done a quick study and we haven’t found any. Maybe in recent years, there have been a few companies that have been able to deliver two or three years at that rate, but seven and a half years compounded at 49%. And that only gets him halfway through this package. You’d have to compound EBITDA at 62% to hit the whole pay package.

Now, I’ll say the same thing here. We have in our models the scaling of Robotaxis, but we have very little in there for humanoid robots, Optimus, and like Elon, we believe that’s an even bigger market out there. So, I think if this does motivate him to accelerate the movement into humanoid robotics, that’s a win-win for shareholders as well. And I’ll just conclude by saying that—this was the first voiding of Elon’s pay package—I believe, this is what I put on X, “I believe the Delaware court decision forcing Tesla to void the March 2018 vote on Elon’s performance-based pay package is unamerican, an assault on investor rights, and an insult to the board of directors of one of the most stunningly successful companies in the world.” And I would add, led by the most productive human being on earth. And a human being who attracts incredible talent, people who want to solve the world’s hardest problems. This is a win-win for all of us if Elon succeeds this time around the way that he did the last time around. And I do hope that the appeals court does do the right thing actually and reward Elon that March 2018 package to begin with. He’s still dealing with that and has not been paid anything, no salary. Whoever would do that, whoever—I guarantee you that Reuters journalist would never work for nothing in hopes of attaining a goal like this. Just wouldn’t, maybe couldn’t, but, so, you know, I think it’s case closed. I’ve been shocked that this is even a debate anymore.

Brett Winton: It’s kind of like if you have the option to extend—if Steve Jobs were still around and you had the option to extend his contract and actually give him more control of Apple, you absolutely would. It’s the same here with Elon. It’s in Tesla’s best interest to give him more control and power within the Company. And the option value on maniacally going after the humanoid robot opportunity is itself worth extending him on this.

I think actually maybe in contrast to you Cathie, I think these goals are achievable. That’s how we’ve modeled the Company.

Cathie Wood: Absolutely, I do, I believe them too, but we’re using Wright’s law and very much Wright’s law as a function of unit growth. COVID happened in the middle of our last modeling, and so our EV sales fell short but much closer to reality than any other analyst out there was projecting. So, unit growth can disappoint. We don’t know if we’ll have another pandemic. We don’t know what is going to happen to throw unit growth off and that is key to our modeling of course.

Sam Korus: I think it’s interesting to dissect the critiques at least that I’ve heard and would be interested in other critiques, but you know there’s the critique, it’s too much, right? I feel like people are just looking at it as an absolute number as opposed to, it’s like a very small slice of a growing pie. It’s not taking something that exists and giving it to him. It’s- he’s growing something and he’s taking a portion of what’s being grown. And then there’s the other which is not just that it’s too big, but it’s too big and too easy and obviously not—

Cathie Wood: That’s crazy.

Sam Korus: Not financial advice, but if you think that’s true, then you should certainly be owning the Company. Part of the metrics are this going to a multi- $8 trillion market cap.

Cathie Wood: It’s a huge win on both sides.

Sam Korus: Trading at 1.3, right? This really does seem like a win-win for shareholders and for people who really want Tesla to continue being at the cutting edge. It seems like a lot of the critique is—I really don’t understand who is forming the critique here if you’re a shareholder.

Cathie Wood: If we’re right on what’s going to happen here and Elon and team—because he’s surrounded himself obviously by a brilliant team—if they do deliver, my guess is we’re going to look back on this conversation today and it will be in the history books. How could Reuters have written that article? How could given how transformational this Company is?

Nick Grous: My one perspective on this. I think it’s a win-win-win, right? It’s a win for shareholders. It’s a win for Elon, but most importantly, it’s a win for society because if he does hit these metrics on Robotaxis, on humanoids, everyone benefits assuming you have access to this technology. So, it really is—I don’t know why you would want to bet against this. I don’t know why you would want to not incentivize this human to go after and achieve this. To me, it seems backwards, it seems almost, you know, repressive to say no to this.

Sam Korus: One of the key shareholders that I think people often miss in these conversations, everyone thinks, “Oh, Elon, right? You know, he’s doing this shareholders. Oh, you have BlackRock and other institutions.” It’s like, the most important shareholders are the employees, right? At Tesla, every single employee is incentivized with stock. And having Elon fully incentivized alongside those employees is going to be an incredible wealth generation for everyday employees. And I think you know, that doesn’t get the headlines, but if this pay package goes through and he succeeds, there’s going to be a lot of extremely well-off Tesla employees of every level.

Cathie Wood: Just think about the number of people who come up to us when we’re walking around and say, “Thank you for your research on Tesla. Thank you. I bought the stock and yes, this is not advice on this one, but I bought the stock, and I was able to buy a house or educate my child.” I mean, it’s remarkable how many people have come up to me.

Sam Korus: Yeah I was going to say Cathie, they’re not stopping us on the street.

Cathie Wood: Well, they should be. You deserve more credit than I do. You did the research, so they should be. But they do say, then you should know, they have often come up and just expressed such gratitude even to the point of emotion to be honest. And so that’s—of course you’re absolutely right Sam on the employees—they certainly deserve this, but the people who have actually risked any of their capital and most of these people that come up to me are young people, so it has really moved the needle in their lives.

Brett Winton: Another way to think about this is rather than—this is a protection mechanism against corporate sloth, as in, when companies get big and companies get rich, the natural tendency is for the people to be like, I’m just going to sit back and collect rent, you know, and you see it in large companies. I mean, I think I see all kinds of signs of it in Apple for sure. And one of the really unique characteristics about Tesla as it currently exists is even in the small corners of the Tesla universe, there are clearly engineers who are doing really hard work to ship kind of amazing little updates to parts that don’t impact directly the bottom line. Even the marginal safety improvements they’re making to their cars—it’s like who cares? You’re already the safest car in the world. This is not something that’s going to drive an incremental sale, but it is going to save a life. And so having, forcing down throughout the organization this urgency to continue improving in all of its little kind of aspects and having a culture of continuous innovation pushed right up to the edges is something that Elon has proven very good at driving both in his recruitment and the pressure he places on his direct reports in his skip meetings and in his intolerance to a lot of layering within the organization.

And so I think in the event that this happens, in the event that Tesla’s able to deliver on Robotaxi and deliver all this cash flow, you want him to have more control so that that culture can remain—that culture of continuous improvement—rather than a hey, we’re going to occupy this spot and kind of yes, Optimus will be something we turn on but don’t really drive and the kind of natural monopoly position we’ll have in ride hail in different geographies is something we’ll be satisfied to scrape dollars off of and then we as humans would be stuck in Teslas that get up to a certain level of performance and don’t continue to perform or improve. And I think that with him kind of instilled in the spot, incentivized, given basically the motivation to continue to lean in and press on the accelerator, I think you’ll end up with just a broadly better set of products. Yes, more lucrative to Tesla, but also like you’re saying, better for the world. I really think that’s the reason this is—it’s actually an inexpensive contract to be like, yes please take more control here so you can keep driving or keep having the cars drive us.

Cathie Wood: If, just one last thing, if he and his team are able to deliver on this—and we do think it’s possible, anything can go wrong, COVID went wrong—but then Tesla epitomizes what I often say about our portfolios which we are running deep value portfolios if you give us a five year investment time horizon. This, Tesla has the opportunity to prove us right once again.

Sam Korus: Amazing. Cathie, thank you for joining us for talking Tesla.

Cathie Wood: My pleasure.

[…]

Exhibit 3